Exhibit 10.1

October 11, 2007

Wayne D. Smith, Esq.
[Address]

Re:     Separation Letter Agreement (this "Agreement")

Dear Wayne:

This Agreement sets forth the terms and conditions regarding the termination of your employment with GoAmerica, Inc. (the "Company"), including any separation benefits that you will be entitled to receive as a result of such termination, and it supersedes the provisions of Section 6 of your November 8, 2005 employment agreement with the Company (the "Employment Agreement", attached hereto as Exhibit A) and any other or subsequent understandings you may have related to the subject matter hereof or thereof.

1.     Termination and/or Resignation from All Offices. By executing this Agreement, you agree that your employment with the Company will terminate effective November 1, 2007 (the "Termination Date"). You will be paid your base salary through the Termination Date. You will also be paid for any unused vacation days that you accrued through the Termination Date, and reimbursed for any proper business expenses incurred by you through the Termination Date.

Further, by executing this Agreement, you hereby resign, effective as of the Termination Date, (i) from any director or similar positions that you hold with the Company or any of its affiliates or subsidiaries (collectively with the Company, the "GoAmerica Entities"), (ii) from any positions that you hold on any committees within the GoAmerica Entities, including committees of the board of directors and similar governing bodies, and (iii) as an employee of any of the GoAmerica Entities. You agree to take any action reasonably required of you by the GoAmerica Entities to effectuate any such resignation.

2.     Separation Benefits. You (or your estate in the event of your death) will become entitled to separation benefits as set forth in this Section 2 (collectively, the "Separation Benefits"), provided that you will not be entitled to receive any of the Separation Benefits until the Effective Date, as defined in Section 20 below.

(a)     Separation Payments. For the one-year period beginning on the day after the Termination Date and ending on the first anniversary of the Termination Date (the "Separation Pay Period"), you will continue to be entitled to your current annual base salary of One Hundred and Eighty Five Thousand Dollars ($185,000) per annum, which will be paid to you in accordance with the Company's standard payroll procedures (but in no event any less frequently than monthly), less any and all applicable withholdings. In addition, during the Separation Pay Period you will be paid an expense allowance of Nine Thousand Dollars ($9,000) as provided for in Section 2(e) of the Employment Agreement. For convenience, this expense allowance will be paid to you in regular installments as if it were part of (but in addition to) your salary. Also, you will be entitled to receive (x) if any, an annual bonus pursuant to Section 2(b) of the Employment Agreement relating in any manner to fiscal year 2007 (irrespective of payment date) in an amount equal to such bonus paid to any other Company executive officer, and (y) in the event the Acquisition and Merger are consummated, a special transaction bonus recognizing your efforts with regard to the Acquisition and the Merger in an amount equal to $50,000.

Notwithstanding the preceding paragraph, in order to comply with Section 409A of the Internal Revenue Code ("Section 409A"), no payment under this Section 2(a) will be made to you during the six-month period immediately following the Termination Date. Instead, on the first day of the seventh month following the Termination Date, all amounts that otherwise would have been paid to you during that six-month period, but were not due as a result of this provision, will be paid to you in a single lump-sum payment (without any interest with respect to that six-month period). This six-month delay will cease to be applicable if you die before the six-month period has elapsed.  In the event that any subsequent guidance or clarification is issued by the Internal Revenue Service or Treasury Department that allows the Company to definitively conclude that 409A's six-month wait or a portion thereof is not applicable in this instance, including because the amounts paid to you under this Agreement are actually exempt from 409A rather than subject to 409A, then the Company hereby agrees that it will amend this agreement to eliminate the maximum affected portion of the six-month wait.

(b)     Continued Health Insurance. During the Separation Pay Period, you and any currently enrolled dependents will be provided with continued coverage under the Company's health insurance plans at the same rates and under the same terms and conditions that are applicable to the Company's actively employed executives. Nothing in this Section 2(b) is to be construed to limit the Company's ability to amend, modify, or terminate any or all of the health insurance plans. At any time during the Separation Pay Period that the Company is unable to maintain such coverage for you under any of its plans, you will be provided with no less than forty-five (45) days' prior written notice of your opportunity to elect continuing coverage under the federal law known as "COBRA," or applicable state law. In such event, the Company shall reimburse you fully, including appropriate tax gross-ups, for any COBRA premium payments you elect to make with respect to any portion of the Separation Pay Period.

(c)     Vesting of Stock Grant. Any unvested portion of the fifty-five thousand shares of the Company's common stock (the "Stock Grant") that are described in Section 2(c) of the Employment Agreement will vest on the Effective Date, as defined in Section 20 below. Such vesting is expressly conditioned upon, and you agree that you will forfeit and be divested of any portion of the Stock Grant that otherwise would have vested pursuant to this Section 2(c) if you fail to adhere to, the following restrictions:

(i)     Standstill and Lock-Up. You agree that during the period beginning on the date that you sign this Agreement and ending on the later of (x) the ninetieth (90) calendar day following the Termination Date, or (y) the conclusion of the first stockholder meeting (including adjournments, if any) in which stockholders are asked to vote on the Acquisition and the Merger, (the "Standstill Period"), you will not purchase or otherwise acquire, and you will not sell or otherwise dispose of, any stock or other securities of any of the GoAmerica Entities, provided that, in the event the GoAmerica stockholders reject consummation of either the Acquisition or the Merger, the prohibitions against disposing of GoAmerica stock shall cease to apply to you, effective on the date that such rejection is recorded. From the Termination Date through the Separation Pay Period, you agree that you will not acquire, and will not act in concert with any “person” (for purposes of this Agreement, defined as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) or with more than one person acting as a group that acquires, securities of the Company representing more than one percent of the combined voting power of the Company's outstanding voting securities.

(ii)     Voting Agreement. You agree that during the Standstill Period, you will and hereby do consent to any and all decisions and actions by the Company that are necessary to effectuate, or are otherwise related to, the Company's consummation of (A) the acquisition by GoAmerica Relay Services Corp. of the telecommunications relay service business of MCI Communications Services, Inc. d/b/a Verizon Business Services (the "Acquisition"), and (B) the series of related transactions culminating in the Company's acquisition of Hands On Video Relay Services, Inc. via statutory merger (the "Merger"). You further agree that in order to memorialize your consent pursuant to this Section 2(c)(ii), you will execute the Voting Agreement attached hereto as Exhibit B, which contains the terms set forth herein.

3.     General Release. You agree to the release provisions in this Section 3 in consideration of the commitments made by the Company in this Agreement. The Company agrees to the release provisions in this Section 3 in consideration of the commitments made by you in favor of the Company in this Agreement.

(a)     Release of Claims. Except to the extent otherwise provided in this Section 3, you agree, on behalf of yourself and your heirs, executors, administrators, and assigns, to release and discharge the Company, the GoAmerica Entities, Hands On Video Relay Services, Inc, CCP A, L.P., and for each of the foregoing, their current and former officers, directors, investors, shareholders (including employees, owners, agents, or affiliates of shareholders), employees, agents, owners, subsidiaries, divisions, affiliates, limited or general partners, related entities, successors, and assigns (the "Released Parties") from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (collectively referred to herein as "Losses") that you and your heirs, executors, administrators, and assigns have, or may hereafter have, against the Released

Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever arising at any time on or before the date on which you sign this Agreement, including, without limitation, (i) your employment with the GoAmerica Entities and the termination thereof, (ii) the Employment Agreement, and (iii) all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to:

▪	the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq . (the "ADEA");

▪	the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq.;

▪	the National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq.;

▪	the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq.;

▪	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.;

▪	the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq.;

▪	the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.;

▪	the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann. §§ 10:5-1 et seq.; and

▪	any other equivalent federal, state, or local statute.

Notwithstanding anything in this Section 3, you do not release or discharge the Released Parties from any Losses arising under the ADEA that arise after the date on which you sign this Agreement.

(b)     No Filing of Claims or Charges. You warrant that you have not filed, and agree not to file, any complaint or claim against any of the Released Parties before any federal, state, or local court relating to the Employment Agreement, your employment with the GoAmerica Entities as of the date of this Agreement, and the termination thereof pursuant to the terms of this Agreement, and the Company warrants that it has not filed, and agrees not to file, any complaint or claim against you relating to the Employment Agreement, your employment with the GoAmerica Entities or the termination thereof pursuant to the terms of this Agreement, or any Losses the Company may have against you on or before the date of this Agreement. You understand that you are giving up your right to sue any of the Released Parties for claims released under Section 3(a) above.

You further warrant that you have not filed, and agree, to the maximum extent permitted by law, not to file, or cause to be filed on your behalf, any complaint, charge, or claim against any of the Released Parties before any federal, state, or local agency or other body relating to the Employment Agreement, your employment with the GoAmerica Entities, and the termination thereof. Notwithstanding the prior sentence, to the extent that applicable law does not permit you to waive your right to file a complaint, charge, or claim with such an agency or other body, then you hereby waive your right to, and agree not to, seek, receive, collect, or benefit from any monetary or other compensatory settlement, award, judgment, or other resolution (including a resolution that would otherwise provide for reinstatement to employment) of any complaint, charge, or claim that any agency or other body pursues against any of the Released Parties, whether pursued solely on your behalf or on behalf of a greater class of individuals. You understand that, to the fullest extent permitted by law, you are giving up your right to file a claim with any governmental agency (such as the Equal Employment Opportunity Commission) against any of the Released Parties with respect to matters covered by Section 3(a) above, and in any event, are giving up the right to benefit financially from any claim pursued by such an agency or to be reinstated to employment as a result of such a claim.

However, you understand that nothing in this Section 3 precludes or prevents you from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of the release in Section 3(a) above solely with respect to your waiver of any Losses arising under the ADEA on or before the date on which you sign this Agreement.

(c)     Effectiveness of this Release. This Agreement, including the release in Section 3(a) above, does not become effective until the Effective Date, as set forth in Section 20 below.

(d)     No Admission of Liability. It is understood that nothing in this Agreement, including this Section 3, is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to you or on your behalf of any wrongdoing with respect to the Released Parties, any such wrongdoing being expressly denied.

4.     Return of GoAmerica Entities' Property. Upon the Termination Date, or sooner upon request by the Company, you will promptly deliver to the Company and not keep in your possession, recreate, or deliver to any other person or entity, any and all property that belongs to any of the GoAmerica Entities, or that belongs to any other third party and is in your possession as a result of your employment with the GoAmerica Entities, whether created by you or another party, including, without limitation, computer hardware and software, personal data assistants (including Palm Pilots, Blackberries, and any similar devices), mobile telephones, pagers, other electronic equipment, records, data, customer lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product and services information, files, other Confidential Information (as defined in Section 4 of Exhibit A to the Employment Agreement), and other documents and information, including any and all copies of the foregoing.

5.     Survival of Obligations under the Employment Agreement. You acknowledge and agree that you will comply with, and continue to be bound by, the provisions of Section 8 (titled "Restrictive Covenant") of the Employment Agreement and Exhibit A (titled "Employee's Invention Assignment and Confidentiality Agreement") to the Employment Agreement as if those provisions were expressly set forth in this Agreement. Those provisions are hereby incorporated into this Agreement by reference. Your obligations under Section 8 of the

Employment Agreement will continue in consideration of the Separation Benefits and are irrespective of whether you are receiving the compensation specified in Section 6(a) of the Employment Agreement.

6.     Non-Disparagement. You will not disparage the Released Parties or take any action that could be construed as disparaging them or portraying them in a negative light, or take any action that would lead to unfavorable publicity for them, whether such disparagement, portrayal, or action is made publicly or privately, including, without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials, and materials or information displayed on Internet websites (collectively the "Disparagement Conditions"). The Company agrees that it will comply with the Disparagement Conditions as they relate to you.

Notwithstanding anything in this Section 6, you will not be prevented from complying with any court order, subpoena, or government investigation, but you agree not to participate in or provide assistance to any private litigation against the Released Parties relating to any period prior to the Termination Date, other than as provided in this paragraph.

7.     Equitable Remedies. You and the Company acknowledge that the remedy at law for the other party's breach of this Agreement (including the provisions of the Employment Agreement referenced in Section 5 above) may be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a breach or threatened breach of this Agreement by a party (including the provisions of the Employment Agreement referenced in Section 5 above), the other party (specifically, the Company or any Released Party in the event of your breach) will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any breach or further breach. No bond or other security will be required to obtain such relief, and you and the Company each consent to the issuance of such equitable relief. Nothing in this Section 7 will be deemed to limit a party's remedies at law or in equity that may be pursued or availed of by such party for any breach or threatened breach by the other party of any provision of this Agreement (including the provisions of the Employment Agreement referenced in Section 5 above).

8.     Judicial Modification. It is the intent of the parties hereto that the restrictions contained in this Agreement (including the provisions of the Employment Agreement referenced in Section 5 above) be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any restriction contained in this Agreement (including the provisions of the Employment Agreement referenced in Section 5 above) is for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction will be construed, judicially modified, or "blue penciled" in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law. If any restriction contained in this Agreement (including the provisions of the Employment Agreement referenced in Section 5 above) is held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement (including the provisions of the Employment Agreement referenced in Section 5 above), but such restriction will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restriction had never been contained in this Agreement. No such holding of invalidity, illegality, or unenforceability of any provision of this Agreement (including the provisions of the Employment Agreement referenced in Section 5 above) in any jurisdiction will affect the validity, legality, or enforceability of such provision in any other jurisdiction.

9.     Cooperation. During the Restricted Period (as defined in Section 8 of the Employment Agreement), if reasonably deemed necessary by the Company, you will reasonably assist and cooperate with the Company (and its directors, officers, shareholders, employees, agents, and attorneys) in all respects in connection with (a) the consummation of the Acquisition and the Merger, as well as any corporate transactions related thereto, and (b) the conduct of any pending or future action, proceeding, internal investigation, governmental or regulatory investigation, civil or administrative proceeding, arbitration, or litigation involving any of the GoAmerica Entities, including, without limitation, any such action, proceeding, investigation, arbitration, or litigation in which you are called to testify, and you will promptly respond to all reasonable requests by the Company relating to information that may be in your possession, provided that this obligation will exist regardless of whether the Company is named as a party or as a subject or target of any action, proceeding, investigation, arbitration, or litigation. During this period (i) you will perform all acts and execute and deliver all documents that may be reasonably necessary to fulfill your obligations under this Section 9; (ii) the Company will promptly reimburse you for any reasonable out-of-pocket and travel expenses incurred by you in connection with your fulfillment of your obligations under this Section 9, provided that any such expense has been approved by the Company, in writing, before you incur such expense; (iii) the Company shall pay you One Hundred Dollars ($100.00) per hour for any work performed by you at the Company's request that is performed at a location of your choosing, and shall pay you One Hundred and Fifty Dollars ($150.00) per hour for any work performed by you at the Company's request if your presence is required at a location specified by the Company, travel time included, and (iv) the Company shall provide you with an independent Blackberry unit providing data and cell phone services at no expense to you.

10.     Retirement Plan Benefits and COBRA Election. Distributions from the Company's retirement plan, if any, will be made to you in accordance with the terms of such plan. By separate letter, you will be notified of your right to elect to continue your health insurance coverage, at your cost (except as otherwise provided in this Agreement), under the federal law known as "COBRA" (and any applicable state law).

11.     Necessary Amendments Due to Section 409A. You and the Company acknowledge that the requirements of Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section

409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A, you agree that the Company will be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion. You agree to take any action reasonably required of you by the Company to effectuate any necessary amendments.

12.     No Other Compensation. You acknowledge that the only compensation and benefits to which you will be entitled from the Company are set forth in this Agreement and that you are not entitled to any other compensation, including any benefits not specifically described herein from any of the GoAmerica Entities.

13.     Entire Agreement; Amendment. This Agreement contains the entire agreement between you and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, whether oral or written, between you and any of the GoAmerica Entities with respect to the subject matter of this Agreement. For the avoidance of doubt, the Employment Agreement is superseded by this Agreement except to the extent that certain provisions of the Employment Agreement are incorporated into this Agreement. This Agreement may be amended only by an agreement in writing signed by you and an authorized representative of the Company.

14.     Severability. In the event that any of the provisions of this Agreement, or the application of any such provisions to you or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court, then the remaining portions of this Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

15.     Successors and Assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer, or other disposition of all or substantially all of its business and assets, provided that any such assignee of the Company agrees in writing to be bound by the provisions of this Agreement. The Company will give you reasonable notice of any such assignment.

16.     No Other Representations. You acknowledge that the Company has made no representations or warranties to you concerning the terms, enforceability, or implications of this Agreement other than those contained in this Agreement.

17.     Knowing and Voluntary Agreement; No Duress. You represent and warrant that you fully understand the terms of this Agreement, including the release provisions in Section 3 above, and that you knowingly and voluntarily, of your own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign the same as your own free act.

18.     Right to Seek Counsel. You understand that you have the right to seek, and acknowledge that the Company has encouraged you to seek, the advice of legal counsel before entering into this Agreement, including advice regarding the terms, enforceability, and implications of this Agreement. To the extent that you elect to enter into this Agreement without legal representation, you do so voluntarily.

19.     Consideration Period. You understand that you may take up to twenty-one (21) days to consider whether to execute this Agreement. Alternatively, having had the advice of counsel or voluntarily waiving the right to obtain such advice, you may knowingly waive some or all of such 21-day period.

20.     Right to Revoke Agreement; Effective Date. You understand that you have seven (7) days after executing this Agreement during which you may revoke such execution. In the event that you wish to make such a revocation, you must deliver written notice of such revocation to Mr. Daniel R. Luis within such seven-day period. Such revocation should be delivered to Mr. Luis at 433 Hackensack Avenue, 3rd Floor, Hackensack, New Jersey 07601, or faxed to him at (201) 996-1772.

In the event of revocation, you understand that this Agreement will not be effective and that the Company will not be bound by the commitments contained in this Agreement.

If seven (7) days pass without such notice of revocation being received by Mr. Luis, then this Agreement will become binding and effective on the 8th day after you execute this Agreement (the "Effective Date").

21.     Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to its conflict of laws principles.

22.     Venue. Any action by the Company seeking equitable relief under this Agreement may be instituted in any state or federal court having proper subject matter jurisdiction located within the States of New Jersey or New York, or in any other court in which jurisdiction is otherwise proper. Accordingly, you irrevocably and unconditionally (a) submit to the jurisdiction of any such court and (b) waive (i) any objection to the laying of venue of any such action brought in such court and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum.

23.     Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original, and both such counterparts will, when executed by the parties hereto, together constitute but one agreement.

* * * * * *

If this Agreement accurately sets forth the terms of our agreement, please countersign this Agreement below and return it to my attention.

                       Sincerely,

                      GOAMERICA, INC.

By: /s/ Daniel R. Luis
   Name: Daniel R. Luis
   Title: Chief Executive Officer

I, Wayne D. Smith, have read the above Agreement, understand and agree with its terms, agree to be bound by its terms, and have received a copy.

       /s/ Wayne D. Smith
       Wayne D. Smith

       October 11, 2007
       Date of Signature

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of October 11, 2007, by and between GoAmerica, Inc., a Delaware corporation (“GoAmerica”), and Wayne D. Smith ("Mr. Smith") (each a “Party,” and collectively, the “Parties”).

RECITALS

A.     Reference is hereby made to that certain Separation Letter Agreement, dated as of even date herewith, by and between the Parties (the "Separation Agreement"), pursuant to which, and subject to the terms and conditions whereof, Mr. Smith's employment by GoAmerica and all of its subsidiaries and affiliates shall be terminated (the "Termination ") and GoAmerica shall pay or provide to Mr. Smith certain Separation Payments (as defined in the Separation Agreement) and other separation benefits. Capitalized terms used herein without being defined have the same meanings that they are given in the Separation Agreement.

B.     As a condition to the willingness of GoAmerica to enter into the Separation Agreement and to pay or provide the separation benefits described therein, GoAmerica has requested that Mr. Smith enter into this Agreement, and Mr. Smith is willing to enter into this Agreement for such purpose.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises herein contained, and intending to be legally bound, the parties hereto agree as follows:

1.     Cooperation by Mr. Smith.

(a)     Until the time specified in Section 4 below, Mr. Smith agrees that, solely in his capacity as a stockholder of GoAmerica, (i) at any stockholders' meeting of GoAmerica at which any approval or consent of matters in connection with the Merger shall be sought, Mr. Smith shall cause all shares of GoAmerica Common Stock owned by him as of the date of such stockholders' meeting, and any other voting securities of GoAmerica, whether issued before or after the date of this Agreement, that Mr. Smith purchases or with respect to which Mr. Smith otherwise acquires record or beneficial ownership after the date of this Agreement (such shares of GoAmerica Common Stock and any other voting securities owned or held by Mr. Smith, the “Shares”) to be counted as present thereat for the purpose of establishing a quorum and voted in person or by proxy in favor of the approval of the Merger and the issuance of GoAmerica Common Stock in connection with the consummation of the Merger as provided in the Agreement and Plan of Merger, dated as of September 12, 2007, by and among GoAmerica, HOVRS Acquisition Corporation, Hands On Video Relay Services, Inc., and Bill M. McDonagh as Stockholders' Agent (the "Merger Agreement"), and any additional matters relating to the consummation of the Merger submitted to a vote of GoAmerica's stockholders pursuant to Section 6.4 of the Merger Agreement and any other transactions specifically contemplated by the Merger Agreement, (ii) Mr. Smith shall not take or permit any of his representatives or agents to take actions inconsistent with his obligations under this Agreement, and (iii) Mr. Smith agrees that Daniel R. Luis, in his capacity as an officer of GoAmerica, shall act, and is hereby appointed, as the agent, proxy and attorney-in-fact for Mr. Smith, with full power of substitution and resubstitution, solely to cause the Shares to be counted as present and to vote the Shares prior to the termination of this Agreement in accordance with Section 1(a)(i). With respect to the proxy and power of attorney granted by Mr. Smith under Section 1(a)(iii), (w) Mr. Smith shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of such proxy, (x) such proxy and power of attorney shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Mr. Smith inconsistent with such proxy, (y) such power of attorney is a durable power of attorney and shall survive the bankruptcy of Mr. Smith, and (z) such proxy and power of attorney shall terminate upon the termination of this Agreement.

(b)     Notwithstanding any provision hereof to the contrary, Mr. Smith shall not be required to vote any GoAmerica securities held by him, nor shall the power of attorney granted pursuant to Section 1(a) above be effective to authorize Daniel R. Luis to vote any such securities, on any matter with respect to which the Marketplace Rules of The NASDAQ Stock Market LLC either provide that such securities may not be voted, or that such securities may not be counted on determining the outcome of the vote in question.

2.     Conduct of Mr. Smith Pending Closing. Until the time specified in Section 4 below, and except for the voting agreement and proxy appointment under Section 1 and all other agreements and obligations of Mr. Smith hereunder, unless authorized in advance by the GoAmerica Board of Directors, Mr. Smith, solely in his capacity as a stockholder of GoAmerica, agrees (a) not to sell or otherwise transfer any of his Shares or any economic, voting or other direct or indirect interest therein unless the transferee with respect to such Shares agrees in writing to be bound hereby, (b) not to grant a proxy or enter into any voting agreement concerning any of the Shares that is inconsistent with the terms of this Agreement, and (c) at any meeting of the stockholders of GoAmerica, to vote (or cause to be voted) the Shares against (x) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization or recapitalization of or by Acquirer or any of its subsidiaries (except in connection with the Merger, the other transactions contemplated by the Merger Agreement and the transactions contemplated by that certain Asset Purchase Agreement dated as of August 1, 2007 by and between GoAmerica Relay Services Corp. (formerly Acquisition 1 Corp.) and MCI Communications Services, Inc. (the “Asset Purchase Agreement”)), or (y) any amendment of GoAmerica's certificate of incorporation or bylaws or other proposal or transaction involving GoAmerica or any of its subsidiaries (except in connection with the Merger, the other transactions contemplated by the Merger Agreement and the transactions contemplated by the Asset Purchase Agreement), for the purpose of impeding, frustrating, preventing or nullifying the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

3.     Representations and Warranties. Mr. Smith hereby represents and warrants to GoAmerica that: (a) Mr. Smith has the power and authority to enter into and deliver this Agreement and perform his obligations under this Agreement, (b) this Agreement is binding on

Mr. Smith and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles relating to enforceability, (c) the execution and delivery of this Agreement and the performance by Mr. Smith of his obligations hereunder do not require the authorization, consent, approval, license, exemption or other action by, or filing with, any third party or governmental authority, do not violate applicable law or conflict with or result in a breach of any of Mr. Smith's contractual obligations, and (d) all Shares owned by Mr. Smith are free and clear of any liens, claims or encumbrances of any kind apart from Mr. Smith's obligations under this Agreement.

4.     Termination. The obligations of Mr. Smith under this Agreement shall terminate upon the later of (a) the ninetieth (90) calendar day following the Termination Date, or (b) the conclusion of the first stockholder meeting (including adjournments, if any) in which stockholders are asked to vote on the Merger.

5.     Notice. All notices and other communications required by or relating to this Agreement shall be in writing and shall be deemed duly delivered: (i) upon receipt, if delivered personally; (ii) three business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one business day after it is sent by commercial overnight courier service; or (iv) upon transmission, if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

     If to GoAmerica, to:

GoAmerica, Inc.
433 Hackensack Avenue
Hackensack, NJ 07601
Attention: Daniel R. Luis
Fax:     (201) 996-1772

Tel:     (201) 996-1717

with a copy to:

Chadbourne & Parke LLP
1200 New Hampshire Avenue, N.W.
Washington, DC 20036
Attention: Dana Frix
Fax:     (973) 974-6791

Tel:     (202) 974-5691

If to Mr. Smith, to:

     Mr. Wayne D. Smith
     [Address]
     Tel and Fax:

     6.     Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

     7.     No Other Rights. Nothing in this Agreement shall be considered to give any person other than the Parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties and their respective successors and permitted assigns.

     8.     Equitable Relief. Each Party acknowledges that a breach by it of any provision contained in this Agreement will cause the other Party to sustain damage for which they would not have an adequate remedy at law for money damages, and therefore the Parties agree that in the event of any such breach, the aggrieved Party shall be entitled to the remedy of specific performance of the Agreement and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     9.     Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement which is held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable.

     10.     Headings. All references in this Agreement to "Section" or "Sections" refer to the corresponding numbered section or sections of this Agreement. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

     11.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

     12.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to that state's conflicts of laws principles.

     13.     Amendments; Waivers. Any amendment or modification of any provision of this Agreement, and any consent to any departure by either Party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by the Parties. Notwithstanding the foregoing sentence, any failure of either Party to comply with any obligation, covenant, agreement or condition herein may be waived by the other Party only by a written instrument signed by the waiving Party granting such waiver. No such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     14.     Successors and Assigns. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights under this Agreement without the prior written consent of the other Party.

[Remainder of page intentionally left blank – signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

GOAMERICA, INC. By: /s/ Daniel R. Luis Daniel R. Luis Chief Executive Officer
WAYNE D. SMITH /s/ Wayne D. Smith

[Signature page to Voting Agreement]